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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this annual report on Form 10-K of our report dated March 7, 1997 except for Note 9 as to which the date is May 27, 1997 and Note 21 as to which the date is June 23, 1997, on our audit of the consolidated financial statements of Centennial HealthCare Corporation as of December 31, 1995 and 1996, and for the seven months ended December 31, 1995 and the years ended December 31, 1995 and 1996, appearing in the registration statement on Form S-1 (SEC File No. 333-24267) of Centennial HealthCare Corporation filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


                                             /s/ COOPERS & LYBRAND L.L.P.


Atlanta, Georgia
March 31, 1998